Exhibit 99.4
UNITED STATES DISTRICT COURT
DISTRICT OF DELAWARE

BALLY TOTAL FITNESS HOLDING CORPORATION,	)
)
Plaintiff,	)
)
v.	)	No. 05-
)
LIBERATION INVESTMENTS, L.P.,	)
LIBERATION INVESTMENTS, LTD.,	)
LIBERATION INVESTMENT GROUP LLC	)
and EMANUEL R. PEARLMAN,	)
)
Defendants.	)
PLAINTIFF’S MOTION FOR A TEMPORARY RESTRAINING ORDER
(NOTICE PROVIDED)
     For the reasons stated in the Memorandum in Support of Plaintiff’s Motion for Temporary Restraining Order, plaintiff Bally Total Fitness Holding Corporation (“Bally”), by its attorneys, hereby moves for a temporary restraining order (with notice having been given to Defendants).
     WHEREFORE, Bally respectfully requests that this Court enter a temporary restraining order that:
(i)	Prohibits Defendants from representing to Bally’s shareholders that the stockholder proposal (the “Stockholder Proposal”) Defendants intend to submit for discussion at Bally’s upcoming annual meeting of stockholders is valid;

(ii)	Prohibits Defendants from soliciting proxies and shareholder support for the Stockholder Proposal;

(iii)	Prohibits the Defendants from distributing false and misleading information to Bally’s shareholders regarding the Stockholder Proposal;

(iv)	Requires Defendants to issue corrective disclosures; and

(v)	Grants Bally such other relief as the Court deems just and appropriate under the circumstances, including attorneys’ fees.

Date: December 5, 2005	Respectfully submitted,

Attorneys’ for Plaintiff Bally Total Fitness Holding Corporation

Gregory P. Williams (#2168)
Williams@rlf.com
Raymond J. DiCamillo (#3188)
DiCamillo@rlf.com
Elizabeth C. Tucker (#4468)
Tucker@rlf.Com

RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
10th and King Streets
Wilmington, Delaware 19899
Tel: (302) 651-7700
Fax: (302) 651-7701

-and-

Laurie B. Smilan
LATHAM & WATKINS LLP
11955 Freedom Drive, Suite 500
Reston, Virginia 20190
Tel: (703) 456-1000
Fax: (703) 456-1001

Important Additional Information Will be Filed with the SEC
On December 6, 2005, Bally filed a preliminary proxy statement with the SEC. The proxy statement, when final, will be mailed to Bally stockholders. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT BALLY. Investors and stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the Securities and Exchange Commission (the “SEC “) by Bally through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Bally by directing a request to Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, Attention: Investor Relations: Proxy Request.
A LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN THE COMPANY’S PRELIMINARY PROXY STATEMENT DATED DECEMBER 6, 2005, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov.